MINUTES OF A SPECIAL MEETING
OF THE SHAREHOLDERS

TOSHOAN HOLDINGS, INC.,
a Delaware corporation

A special meeting of the shareholders of TOA OPTICAL TECH, INC., a Delaware corporation (the “Corporation”), was held on June 10, 2014, at 1-1-36, Nishiawaji, Higashiyodogawa-ku, Osaka-shi, Osaka, Japan, pursuant to notice duly given.

The following shareholder (owning one hundred percent (100%) of the Corporation’s capital stock), constituting a quorum, was present at the meeting:

•   Hajime Abe.

Hajime Abe served as the Chairman and Secretary of the meeting. A quorum was confirmed, the meeting was called to order and the following resolutions ware approved.

New Issuance of Series A Preferred Stock.

RESOLVED, that the Board authorize and approve the issuance of the 1,000,000 shares of Series A Preferred Stock (the “Series A”) for $100 to Hajime Abe by way of director’s compensation. The date of issuance shall be June 20, 2014.

The features or rights of the Series A are as follows:

Voting Rights.

Each share of the Series A shall entitle the holder thereof to 100 votes on all matters upon which the holders of the Common Stock of the Corporation are entitled to vote.

Dividend, Liquidation, Conversion and Other Rights or Preferences.

None.

New Issuance of Restricted Common Stock.

RESOLVED, that the Board authorize and approve the issuance of the 40,000,000 shares of Restricted Common Stock (the “Common”) for $4,000 to Hajime Abe by way of director’s compensation. The date of issuance shall be June 20, 2014.

RESOLVED FURTHER, that the directors and officers of the Corporation are hereby authorized and directed to execute all documents and take all actions necessary or advisable in order to carry out and perform the purpose of the foregoing resolutions.

There being no further business to come before the meeting, it was thereupon adjourned.

Dated: June 10, 2014

Hajime Abe, Secretary